[LOGO OF NewGen Technologies, Inc.]

NewGen Technologies, Inc.
6000 Fairview Road, 12th Floor
Charlotte, NC 28210
(704) 552-3590
www.nwgntech.com
----------------


Media Contact:                              Investor Contact:
Blois Olson                                 Jody Burfening / Chris Witty
New School Communications, Inc.             Lippert/Heilshorn & Associates, Inc.
(651) 221-1999                              (212) 201-6609
b.olson@new-school.com                      cwitty@lhai.com
----------------------                      ---------------

FOR IMMEDIATE RELEASE
---------------------

     NewGen Announces Joint Venture with PowerSHIFT for Biodiesel Production
     -----------------------------------------------------------------------

CHARLOTTE, NC, November 8, 2005 - NewGen Technologies, Inc. (OTCBB: NWGN) today announced that its wholly-owned subsidiary, ReFuel America, has formed a joint venture with PowerSHIFT Energy Company, Inc., a provider of alternative energy solutions, to build biodiesel plants and power generation facilities in the United States. The joint venture, PowerSHIFT Biofuels, LLC, is equally owned by NewGen and PowerSHIFT Energy. Dan Leach, CEO of PowerSHIFT Energy, will also be the CEO of the new joint venture.

PowerSHIFT Biofuels has already identified several potential opportunities in California, Hawaii, and Iowa to provide biodiesel and complete green energy solutions for utilities, industry and transportation. The first of these projects could potentially be operational by the fourth quarter of 2006, and all identified plants combined would produce in excess of 140 million gallons of biodiesel. Additional sites are currently being explored in the Midwest and Rocky Mountain states.

S. Bruce Wunner, Chairman and CEO of NewGen Technologies, stated, "This joint venture shows the tremendous demand for biofuels and various types of renewable energy projects in this country. By teaming with PowerSHIFT, we will be able to bring our technologies to new biodiesel and blended applications, including power production opportunities. This JV is another example of leveraging NewGen's capabilities with appropriate strategic partners to speed our market entry at minimal cost."

Dan Leach, CEO of PowerSHIFT Biofuels, LLC added, "We are pleased to work with a vertically integrated company that will, without a doubt, become a world leader in the production and distribution of premium quality biofuels. By this time next year, we see our facilities providing millions of gallons of needed biodiesel and alternative energy to customers now clamoring for secure, cost-effective environmental solutions."

About NewGen Technologies, Inc.

NewGen's mission is to be a leading manufacturer, processor and distributor of premium biofuels that are intended to dramatically reduce the ecological and economic impact of world petroleum use. NewGen believes that it has developed the cleanest burning and highest performing fuels in the world by utilizing technology that allows for more complete combustion, which NewGen believes will result in improved miles per gallon and significantly decreased harmful emissions, including reduced carbon monoxide, carbon dioxide, nitrous oxides, particulates and black smoke. The company's fuel products include proprietary and complex technology, substantially and predominantly derived from petroleum sources, which are intended to improve the performance of gasoline and diesel fuels, as well as domestically-produced and environmentally-friendly alternative fuels such as Ethanol-based E85 and Biodiesel-based B20. The vision of NewGen and ReFuel America, NewGen's wholly-owned U.S. subsidiary, is a world less dependent on oil, using secure, homegrown fuels which better preserve our most important resources - the air we breathe and water we drink.

Additional information can be found at the company's website www.nwgntech.com.

About PowerSHIFT Energy Company, Inc.

PowerSHIFT Energy Company, Inc., a wholly-owned subsidiary of HTH Wind Energy, Inc., is a biofuels producer and developer of biofuel and renewable power generation facilities in the Midwest and Front Range of the Rocky Mountains. The company's biofuels are obtained from renewable feedstock sources throughout the world. PowerSHIFT views the biofuels industry as being a boon to the U.S. agricultural community, and the company is proud to support these endeavors in reducing U.S. dependency on foreign oil sources. The goal of PowerSHIFT is to produce clean burning biofuels for the transportation sector, as well to generate pollution-reducing electrical power.

Additional information can be found at the company's website www.powershiftenergy.com


Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of NWGN and PRL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.